AMENDMENT NO. 5
to the
EXPENSE LIMITATION AGREEMENT

This Amendment is made as of August 17, 2010 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on August 17, 2010, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2011 on behalf of each of the International Fund-Core Equity, International Small-Cap Fund, Bond Fund and Tax-Free Short & Intermediate Bond Fund; and

WHEREAS, MCM agrees to continue through October 31, 2011 waiving advisory or administration fees and/or paying certain operating expenses for each of the International Fund-Core Equity, International Small-Cap Fund, Multi-Cap Growth Fund, Bond Fund and Tax-Free Short & Intermediate Bond Fund in amounts sufficient to maintain annual fund operating expenses at the levels specified in the Agreement;

NOW THEREFORE, in consideration of the promises and covenants contained herein, MST and MCM agree to amend the Agreement as follows:

1.	The term of the Agreement is hereby extended through October 31, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:    /s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:    /s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  August 17, 2010
SCHEDULE A
To the Expense Limitation Agreement

Expense Limits

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity
Class A	1.61%
Class C	2.36%
Class Y	1.36%
Class I	1.10%

International Small-Cap Fund
Class A	1.71%
Class C	2.46%
Class Y	1.46%
Class I	1.20%

Bond Fund
Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Tax-Free Short & Intermediate Bond Fund
Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%